Exhibit 10.21
875 Stevenson Street, 5th Floor, San Francisco, CA 94103
June 25, 2021
Tim Chen
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Re:       Employment Terms
Dear Tim:
NERDWALLET, INC. (the “Company”) is pleased to offer you continued employment on the terms set forth in this offer letter agreement.
Position and Compensation
You will continue in the position of Chief Executive Officer, responsible for performing such duties as are assigned to you from time to time, reporting to the Company’s Board of Directors.
Effective July 1, 2021, your base salary will be paid at the rate of $600,000 per year, less payroll deductions and withholdings, paid on the Company’s normal payroll schedule.
During your employment, you will continue to be eligible to participate in the benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. A full description of current benefits is available for your review.
Your previously granted equity awards will continue to be governed by the applicable equity incentive plan and equity awards documents.
Of course, the Company may change your position, duties, compensation, benefits and work location from time to time in its discretion.
Confidential Information and Company Policies
As a Company employee, you will continue to be expected to abide by Company rules and policies. Your signed Confidential Information Inventions Assignment and Arbitration Agreement with the Company will continue in full force and effect and continue to be binding on you.
By signing this letter you are representing that you have full authority to accept this position and perform the duties of the position without conflict with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest with respect to your loyalty or duties to the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance of your duties to the Company. You agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during your employment with the Company.

At-Will Employment and Exempt Status
Your employment with the Company will continue to be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.
As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be eligible for overtime compensation.
Complete Agreement
This letter, together with your Confidential Information Inventions Assignment and Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.
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Please sign and date this letter and return it to me if you wish to accept continued employment at the Company under the terms described above.

Sincerely,

/s/ Lynee Luque
Lynee Luque, VP of People

Understood and Accepted:

/s/ Tim Chen	6/25/2021
Tim Chen	Date

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